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                                                                   Exhibit 10.5

                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "AGREEMENT") effective as of June 1, 2001, between Dade Behring, Inc., a Delaware corporation (the "COMPANY"), and James Reid-Anderson ("EXECUTIVE").

            The Company and Executive have entered into an Employment Agreement effective as of September 1, 2000 (the "ORIGINAL AGREEMENT") and desire to amend and restate the Original Agreement in its entirety pursuant to the terms and conditions set forth in this Agreement.

            The Company is a wholly-owned subsidiary of Dade Behring Holdings, Inc., a Delaware corporation ("HOLDING").

            In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restated the Original Agreement as follows:

            1. EMPLOYMENT. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on June 1, 2001 and ending as provided in paragraph 4 hereof (the "EMPLOYMENT PERIOD").

            2.    POSITION AND DUTIES.

            (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the President and Chief Executive Officer, subject to the overall direction and authority of the Board of Directors. In addition, so long as he is Chief Executive Officer of Holding, the Executive shall be appointed to the board of directors of Holding and the board of directors of the Company (so long as the Company remains the principal operating subsidiary of Holding). At the time he ceases to be the Chief Executive Officer of Holding, Executive shall resign from the board of directors of Holding.

            (b) Executive shall report to the Board of Directors, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries; provided, that nothing in this paragraph 2(b) shall prohibit Executive from devoting a reasonable amount of business time and attention to directorships and charitable or other activities.

            (c) For purposes of this Agreement, "SUBSIDIARIES" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

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            3.    BASE SALARY AND BENEFITS.

            (a) During the Employment Period, Executive's base salary shall be $725,000 per annum and shall be subject to review by the Board of Directors on an annual basis (the "BASE SALARY"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible; provided, however, that for purposes of determining Executive's participation in the Company's cash balance pension program, Executive's benefits shall be accrued as though he had two years of service for every one year of total service that otherwise would be included in the computation of such benefits.

            (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's reasonable requirements with respect to reporting and documentation of such expenses.

            (c) In addition to the Base Salary, during each year during the Employment Period commencing with the fiscal year ending December 31, 2001, Executive will be eligible to earn an annual target bonus of 100% of his Base Salary to be based upon specific bonus targets to be established on an annual basis by the Board (with specific overachievement opportunities to be made available in the sole discretion of the Board); provided that with respect to the fiscal year ending December 31, 2001, Executive's bonus shall be a minimum of $1,000,000. Such bonus targets will generally focus on EBITDA, capital expenditure levels and working capital targets, as established on an annual basis by the Board. Any bonus shall be payable in accordance with normal Company policy, but in no event later than March 15 of any particular year.

            (d) In addition to Executive's participation in the Company's current retention program, Executive will receive an incremental retention bonus of $350,000 on the date of this Agreement and will be eligible for an incremental retention bonus of $1,000,000, to be based upon the achievement of specified objectives and to be paid at the times set forth in EXHIBIT A attached hereto.

            (e) In addition, Executive will be entitled to (i) four (4) weeks paid vacation each year during the Employment Period, in accordance with Company policy, (ii) an annual sum of $24,000, payable monthly, as an allowance to cover expenses for the use of Executive's own automobile for business purposes, and (iii) reimbursement (including an appropriate tax gross-up) for business class family leave travel and personal financial and legal consulting expense reimbursement in line with Company's senior executive program.

            (f) Executive will be considered for grants of stock options by Holding for which senior executive employees of the Company and its Subsidiaries are generally eligible, which grants will be at sole discretion of the Board; provided, however, that the confirmed plan of reorganization


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(or consensual agreement in the case of an out of court reorganization) will contain an equity incentive program for Executive, so long as Executive is employed by the Company at the time of such reorganization (it being understood that the sole remedy for breach of this Section 3(f) shall be Executive's right to terminate the Employment Period for Good Reason).

            4.    TERM.

            (a) The Employment Period (i) shall terminate upon Executive's resignation without Good Reason (as defined below), death or Disability (as defined below), (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause and (iii) may be terminated upon Executive's resignation for Good Reason.

            (b) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason during the term of this Agreement, Executive shall be entitled to:

      (i) an amount equal to (x) two times Executive's Base Salary described in Section 3(a) above (as in effect at the time of such termination), plus (y) two times Executive's target bonus for the year in which Executive is terminated (provided that in the case of calendar year 2001 the aggregate amount payable under clause (y) shall be $1,725,000), in each case payable not later than 30 days following the date of such termination; and

      (ii) receive the benefits described in Sections 3(e)(ii) and 3(e)(iii) above and participate in the Company's health program for which senior executive employees of the Company and its Subsidiaries are generally eligible, in each case, for 24 months after the date of such termination.

If the Employment Period is terminated due to Executive's death or Disability during the term of this Agreement, Executive shall be entitled to receive a bonus equal to the bonus Executive would had received had he remained employed for the entire bonus period (the amount to be determined by the Board in good faith), pro rated based on the number of days that have elapsed during the year through the date of termination (and payable in accordance with normal Company policy). Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to provide the benefits under Section 4(b)(ii) of this Agreement during such times as Executive is in material breach of any provision of this Agreement (including, without limitation, that certain Amended and Restated Employment Agreement Addendum dated as of September 1, 2000 between the Company and Executive (the "EMPLOYMENT AGREEMENT ADDENDUM")) or any provision of the Executive Agreement dated as of October 1, 1997 between Holding and Executive (the "EXECUTIVE AGREEMENT"). As a condition to the Company's obligations (if any) to make severance payments pursuant to this paragraph 4(b), Executive will execute and deliver a general release in form and substance satisfactory to the Company, except that the Company shall be obligated to pay amounts due and owing to Executive as expressly provided by this Agreement. In addition to the amounts described above, in the event the Employment Period is terminated by the Company without Cause, by Executive for Good Reason or due to Executive's death or Disability, with respect to any time- based stock options issued to Executive by Holding, the date of Executive's termination for purposes


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of all vesting schedules shall be deemed to have occurred immediately after the next succeeding vesting date. Notwithstanding anything in Holding's option plans to the contrary, solely in the case of Executive's death or Disability, the exercise period for each of Executive's options shall be extended to the earlier of (x) the 12-month anniversary of the date of termination of Executive's employment, and (y) the date on which each such option otherwise would have expired had Executive remained employed with the Company (including, without limitation, any acceleration event required by the plan such as a change in control event).

            (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, Executive shall be entitled to receive his Base Salary through the date of termination.

            (d) Except as otherwise provided in this Agreement, all of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination; provided, however, that if the Employment Period is terminated by the Company without Cause or by Executive for Good Reason after December 31 of a particular year (and Executive was employed as of December 31 of such year), but prior to the date on which the bonus described in Section 3(c) of this Agreement for such year, if any, is payable, then Executive shall be paid such bonus at the time set forth in Section 3(c) of this Agreement (it being understood that the determination of whether a bonus is payable shall be made in accordance with the provisions of Section 3(c) of this Agreement), which bonus payment, if any, shall be in addition to any severance payments otherwise payable under this Agreement. The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes Executive hereunder.

            (e) For purposes of this Agreement, "DISABILITY" (i) shall mean any physical or mental incapacitation which results in Executive's inability to perform his duties and responsibilities for the Company for a total of 180 days during any twelve-month period, as determined by the Board in its good faith judgment and (ii) shall be deemed to have occurred on the 180th day of such inability to perform.

            (f) For purposes of this Agreement, "CAUSE" shall mean (i) the intentional disregard of a written direction from the Board of Directors to Executive to which Executive has not objected within ten (10) business days of receiving such written direction, which intentional disregard is materially injurious to the Company or any of its affiliates, (ii) the knowing and intentional theft by Executive of property of the Company or any of its affiliates, which property has a substantial value, (iii) the commission by Executive of an act of moral turpitude which is materially injurious to the Company or any of its affiliates or (iv) any material breach of this Agreement (including, without limitation, the Employment Agreement Addendum) or any material breach of the Executive Agreement.

            (g) For purposes of this Agreement, "GOOD REASON" shall mean (i) any substantial reduction of Executive's duties, without Executive's written consent, (ii) a reduction by the Company of Executive's Base Salary, as in effect on the date hereof or as the same may be increased from time to time,
(iii) the Executive's removal (without his consent) from the board of directors of


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Holding or the board of directors of the Company (so long as the Company remains the principal operating subsidiary of Holding), (iv) the Executive being required, without his consent, to move his primary place of business outside of the greater Chicago area, (v) the Company shall have failed to make a legitimate proposal to Executive on or before June 30, 2002 for an equity incentive program for Executive to take effect upon the reorganization of the Company, (vi) the Company and Executive are unable to reach agreement (including complete documentation) regarding the terms of a satisfactory equity incentive program for Executive to take effect upon the reorganization of the Company prior to the earlier of (x) September 30, 2002; provided, however that if the Company and Executive are actively negotiating the documentation thereof at that time, then such September 30, 2002 date shall be extended to December 31, 2002, and (y) 30 days after the effective date of the confirmed plan of reorganization (or effective date of a consensual agreement in the case of an out of court reorganization) (so long as Executive has given serious consideration to any such proposals for an equity incentive program), (vii) any breach of this Agreement (including the failure to make available any of the benefits described in Section 3 of this Agreement on the terms set forth therein, including bonuses) or the Company's obligations to Executive under the Company's retention bonus program, other than insignificant or immaterial breaches, (viii) the failure of the Company to obtain promptly (but in any event on or prior to July 23, 2001) from its senior lenders any consents required under the terms of its senior secured credit facility by virtue of the Company's execution and delivery of this Agreement, (ix) the failure of any final debtor-in-possession financing order entered in a Chapter 11 case filed by or against the Company (the "Chapter 11 Case") or any of its affiliates to contain a "carve out" provision whereby the financial obligations of the Company hereunder to Executive (whether or not such obligations, but for such order, would be allowed obligations of the estate) would have a priority over any liens, security interests and claims of the debtor-in-possession lenders (regardless of whether this Agreement has been assumed or not assumed by the debtor-in- possession), provided that neither the carve out contemplated hereby nor the payments thereunder shall effect a reduction of, or a deduction from, the dollar amount of the claims of the debtor-in- possession lenders, or (x) the failure of an order to be entered authorizing the assumption of this Agreement within 60 days after the entry of an order for relief in the Chapter 11 Case.

            (h) Executive shall have the benefit of indemnification for acts undertaken on behalf of the Company to the fullest extent provided under the Company's bylaws and the laws of the State of Delaware. In addition, the Company agrees to maintain D&O insurance coverage during the Employment Period for the benefit of Executive, in amounts not less than the coverage in effect on the date hereof. In addition, the Company shall provide supplemental disability coverage under the same co-payment conditions as the Company's group plan for Executive such that his aggregate annual disability benefit from the Company is equal to (x) 70% of his most recent base salary, plus (y) his annual target bonus.

            5. EMPLOYMENT AGREEMENT ADDENDUM. Each of the parties hereto acknowledges and agrees that the Employment Agreement Addendum which is attached hereto and is made a part hereof is an integral part of this Agreement and that the Company would not be willing to enter into this Agreement and provide Executive with the substantial benefits provided herein without Executive's agreement to enter into and become bound by the terms and conditions of the Employment Agreement Addendum, including the Conflict of Interest, Confidentiality, Non- Competition and Intellectual Property Rights provisions thereof.

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            6.    EXECUTIVE'S REPRESENTATIONS. Executive hereby represents
and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound,
(ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

            7. SURVIVAL. The terms and conditions of the Employment Agreement Addendum shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

            8. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

            NOTICES TO EXECUTIVE:

            James Reid-Anderson
            1160 North Sheridan Road
            Lake Forest, IL 60045

            WITH A COPY TO:

            Altheimer & Gray
            Suite 4000, 10 South Wacker Drive
            Chicago, Illinois 60606
            Attn: Phillip Gordon

            NOTICES TO THE COMPANY:

            Dade Behring, Inc.
            1717 Deerfield Road
            Deerfield, Illinois 60015
            Attn: Steven Barnes
                  John Connaughton
                  Robert Luse


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            WITH A COPY TO:

            Kirkland & Ellis
            200 East Randolph Drive
            Chicago, Illinois  60601
            Attn: Matthew E. Steinmetz

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, deposited with such courier or mailed.

            9. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

            10. COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein (including the Employment Agreement Addendum) and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

            11. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

            12. COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which may be by facsimile and each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            13. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

            14. CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.


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            15.   ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employment Agreement Addendum shall be settled exclusively by binding arbitration in Chicago, Illinois in accordance with the Rules of Endispute/JAMS then in effect. An arbitrator reasonably acceptable to the Company and the Executive shall preside over any arbitration; PROVIDED that if the Company and the Executive are unable, in good faith, to agree on an arbitrator, each will nominate an arbitrator and such nominated arbitrators will elect a third arbitrator. If Executive brings an action and successfully enforces his rights under this Agreement or the Company brings an action and successfully enforces its rights under the Employment Agreement Addendum, such party shall be entitled to its reasonable attorneys' fees and costs, as determined by the arbitrator. In any event, the Company shall bear the costs of the arbitrators. In addition, Executive shall be entitled to reimbursement for reasonable attorneys' fees associated with the preparation and negotiation of this Agreement and the other agreements contemplated hereby.

            16. FURTHER ASSURANCES. The Company and Executive, respectively, will execute and deliver such further documents and take such additional actions as the other party may reasonably request to effect, consummate, confirm or evidence the matters contemplated by this Agreement.

            17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.


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            IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.

                                      DADE BEHRING, INC.


                                      By:   /s/ Steven W. Barnes
                                            ------------------------------------
                                      Its:  Vice President & Assistant Secretary
                                            ------------------------------------
                                      By:   /s/ Lawrence A. Rosen
                                            ------------------------------------
                                      Its:  Authorized Representative
                                            ------------------------------------


                                      /s/ James Reid-Anderson
                                      ---------------------------------
                                      JAMES REID-ANDERSON


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                                   EXHIBIT A

                Terms of Incremental $1,000,000 Retention Bonus

Executive shall be entitled to receive the following incremental retention payments, so long as Executive is actively employed by the Company on the date the payment is to be made:

            Eligible Portion of $333,333 will be paid to Executive at the time of a successful financial restructuring of the Company or December 1, 2001, whichever is earlier.

            Eligible Portion of $333,333 will be paid to Executive six months after the successful financial restructuring of the Company but, consistent with the existing retention program, no later than April 1, 2003.

            Eligible Portion of $333,334 will be paid to Executive on April 1, 2003.

"Eligible Portion" shall mean the sum of the following percentages:

            33-1/3%, so long as:

                    (x) in the case of the first scheduled payment, the Company has as of the date of such payment begun implementation of a cost reduction program with an annual run rate savings potential totaling $30 million (i.e., Monarch
                         II); provided, however, that if as of the date of such payment the Company has not yet launched the Monarch II program, then in the case of the first scheduled payment, the Eligible Portion shall be determined solely on the basis of achievement of the EBITDA targets set forth in the Company's DIP forecast and Long- Term Business Plan delivered to the Company's senior bank group dated April 2001, respectively, with each measurement weighted 50%,

                    (y) in the case of the second scheduled payment, the Company has as of the date of such payment begun implementation of the Monarch II program, or

                    (z) in the case of the third scheduled payment, the Company has as of the date of such payment completed implementation of the Monarch II program and has realized cost savings at an annual run rate of $30 million.

            33-1/3%, so long as the Company has achieved the EBITDA targets set forth in the Company's DIP forecast.


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            33-1/3%, so long as the Company has achieved the EBITDA targets set forth in the Company's Long-Term Business Plan delivered to the Company's senior bank group dated April 2001.

The percentages above that relate to the achievement of EBITDA targets shall be based upon the Company's performance for the four calendar quarters ending as of the last day of the calendar quarter immediately preceding the date a retention bonus is to be paid.


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